EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Robert L. Kirkman, MD Acting President and CEO Xcyte Therapies, Inc. (206) 262-6219

XCYTE THERAPIES, INC. ANNOUNCES PLAN TO EXPLORE STRATEGIC ALTERNATIVES

Seattle, WA-July 5, 2005 - Xcyte Therapies, Inc. (“Xcyte”, the “Company”) (Nasdaq: XCYT; XCYTP) announced today that the Company has implemented a plan to identify and evaluate its strategic options. Xcyte has retained the investment bank SG Cowen & Co. to advise and assist the Company during this process.

“We intend to explore all options to maximize shareholder value,” said Christopher Henney, Ph.D., Chairman of the Board of Directors of Xcyte Therapies. “These options include mergers, acquisitions, sale or purchase of assets, in-licensing opportunities, and out-licensing certain of our assets. While this process is ongoing, we intend to reduce the operating expenses of the Company as much as possible, consistent with maintaining the value of our assets.”

Xcyte also announced that Ron Berenson, M.D., has transitioned from being its President and Chief Executive Officer to being Director of Xcellerate Research and Development. “In connection with Xcyte’s evaluation of strategic alternatives, I will be focusing on the Xcellerate Technology, a technology that my colleagues and I have been developing for the past eight years and to which we are strongly committed,” said Dr. Berenson. “I look forward to continuing to participate in the future of Xcyte as a Board member and the head of our Xcellerate programs.”

Robert L. Kirkman, M.D., has been appointed as Acting President and Chief Executive Officer of Xcyte Therapies. Dr. Kirkman has been Chief Business Officer and Vice President of Xcyte Therapies since January 2004.

Note: Certain of the statements made in this press release are forward-looking, such as those, among others, relating to our ability to enter into or close any strategic transaction, including a merger, acquisition, asset sale or purchase, or licensing agreement. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to our ability to reach agreement with any potential partner, our ability to attract potential buyers for our assets, the possibility that we may enter into an agreement related to a strategic transaction that does not close, adverse events which may occur in ongoing clinical trials and failure by Xcyte Therapies to secure or maintain relationships with collaborators. More information about the risks and uncertainties faced by Xcyte Therapies is contained in our filings with the Securities and Exchange Commission, including, without limitation, Xcyte’s Quarterly Report on Form 10-Q filed with the SEC on May 16, 2005. Xcyte Therapies disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Xcyte Therapies is developing novel therapies that harness the power of the immune system to treat cancer and other serious illnesses. Xcyte derives its therapeutic products from a patient’s own T cells, which are cells of the immune system that orchestrate immune responses and can detect and eliminate cancer cells and infected cells in the body. Xcyte uses its patented and proprietary Xcellerate Technology to generate activated T cells, called Xcellerated T Cells, from blood that is collected from the patient. Activated T cells are T cells that have been stimulated to carry out immune functions. The Xcellerate Technology is designed to rapidly activate and expand the number of the patient’s T cells outside of the body. These Xcellerated T Cells are then administered to the patient.

Xcyte™, Xcyte Therapies™, Xcellerate™ and Xcellerated T Cells™ are trademarks of Xcyte Therapies, Inc.